Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
InterAmerican Acquisition Group, Inc.

We hereby consent to the use in the Prospectus constituting part of Amendment No. 2 to the Registration Statement on Form S-4 of our report dated April 2, 2008 on the financial statements of InterAmerican Acquisition Group, Inc. as of December 31, 2007 and for the year ended and the cumulative period from May 10, 2005 (inception) to December 31, 2007, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP
MCGLADREY & PULLEN, LLP
New York, New York

November 7, 2008